Exhibit 99.1

XERIS PHARMACEUTICALS REPORTS THIRD QUARTER 2020 FINANCIAL RESULTS AND CORPORATE HIGHLIGHTS

Gvoke® net sales grew 370% quarter over quarter to $9.4 million driven by launch of Gvoke HypoPen®

Company to host a conference call and webcast today at 8:30 a.m. ET

CHICAGO, IL; November 9, 2020 – Xeris Pharmaceuticals, Inc. (Nasdaq: XERS), a specialty pharmaceutical company leveraging its novel formulation technology platforms to develop and commercialize ready-to-use (RTU) injectable and infusible drug formulations, today announced financial results for the third quarter and nine months ended September 30, 2020, as well as pipeline and corporate highlights.

“The third quarter results showed the tremendous response from the diabetes community to the highly anticipated launch of our Gvoke HypoPen. Across the country, prescriptions have grown steadily even in the midst of the ongoing pandemic as families have sought to have the rapid and reliable profile of the Gvoke HypoPen readily available in the event of a hypoglycemic episode,” said Paul R. Edick, Xeris’ Chairman and Chief Executive Officer. “As we look ahead to early next year, we anticipate a European regulatory decision on our ready-to-use glucagon for severe hypoglycemia and three FDA meetings for post-bariatric hypoglycemia, exercise-induced hypoglycemia, and pramlintide-insulin for diabetes blood sugar control.”

Third Quarter 2020 Highlights and Recent Events

Gvoke®

–In July, Xeris successfully launched its Gvoke HypoPen, the first premixed, RTU liquid glucagon auto-injector for very low blood sugar, with a $0 copay offer for commercially insured patients, which continues to date.

–At launch and to date, approximately 80% of patients have unrestricted access to Gvoke across all insurance types.

–Gvoke prescriptions grew approximately 140% quarter over quarter according to third-party databases. However, the Company believes that these third-party databases do not accurately capture underlying product demand and that Gvoke third quarter 2020 prescription growth may be understated. This is likely due to the estimated nature of prescription growth in these databases, particularly in the launch phase of new products such as Gvoke HypoPen.

Pipeline Programs

–In July, Xeris reported additional data from its Phase 1b study of its investigational RTU diazepam formulation in healthy volunteers. The Company also announced it has determined a Phase 3 registration study could be initiated based on its positive interaction with the U.S. Food and Drug Administration (FDA) at its end-of-Phase 1 meeting. In October, Xeris was granted Fast Track designation by the FDA for the investigation of XP-0863 (diazepam non-aqueous injection) for the treatment of acute repetitive seizures. Xeris’ XP-0863 was previously granted orphan drug designation for both the treatment of acute repetitive seizures and the treatment of Dravet syndrome. The Company is currently seeking a development and commercialization partner to advance the program to Phase 3.

–Xeris’ Marketing Authorization Application (MAA) for its RTU liquid stable glucagon for the treatment of severe hypoglycemia in people with diabetes is currently under review by the European Medicines Agency (EMA). If approved, the Company could launch its RTU glucagon in certain European countries in 2021.

–Xeris has requested meetings with the FDA for three of its pipeline programs: RTU glucagon for the treatment of post-bariatric hypoglycemia, RTU glucagon for the treatment of exercise-induced hypoglycemia, and pramlintide-insulin co-formulation in adults with type 1 diabetes mellitus. Xeris anticipates disclosing each program’s proposed path forward based on FDA feedback in the first half of 2021. Based on the outcome of the FDA meeting for its pramlintide-insulin program, the Company anticipates seeking a development and commercialization partner to advance this program.

Upcoming Events

–Xeris' senior management will participate in the following upcoming investor conferences:

◦Jefferies Virtual London Healthcare Conference on November 17-19, 2020.
◦Piper Sandler 32nd Annual Virtual Healthcare Conference on December 1-3, 2020.

Access to the webcasts of each fireside chat and subsequent archived presentations will be available on the investor section of the Company’s website.

Third Quarter and Year-to-Date 2020 Financial Highlights
Net sales: Net sales for Gvoke® for the three- and nine-months ended September 30, 2020 were $9.4 million and $13.1 million, respectively.

Research and development (R&D) expenses: R&D expenses for the three- and nine-months ended September 30, 2020 were $3.9 million and $15.8 million, respectively, compared to $15.5 million and $48.0 million for the same time periods in 2019. The decreases were primarily driven by decreased pharmaceutical process development costs, resulting from a reduction of manufacturing batches and supplies needed for clinical and preclinical trials and the expenses incurred in the prior year for the manufacturing of Gvoke prior to commercialization, and decreased expenses associated with clinical trials.

Selling, general and administrative (SG&A) expenses: SG&A expenses for the three months ended September 30, 2020 were $16.5 million compared to $14.9 million for the same time period in 2019. The increase was primarily driven by increased compensation and related personnel costs, partially offset by decreases in marketing and selling expenses due to the costs incurred in the prior year for the initial launch of Gvoke. SG&A expenses for the nine months ended September 30, 2020 were $55.7 million compared to $42.4 million for the same time period in 2019. The increase was primarily driven by increased compensation and related personnel costs, due to additional headcount to support commercialization of Gvoke, increased marketing and selling expenses, and increased general and administrative costs.

Net loss: For the three months ended September 30, 2020, Xeris reported a net loss of $16.0 million, or $0.35 per share, compared to a net loss of $32.8 million, or $1.22 per share, for the same period in 2019. For the nine months ended September 30, 2020, Xeris reported a net loss of $69.3 million, or $1.78 per share, compared to a net loss of $92.5 million, or $3.58 per share, for the same period in 2019.

Cash position: As of September 30, 2020, Xeris reported total cash, cash equivalents, and investments of $141.7 million, compared to $88.8 million at December 31, 2019. Total shares outstanding as of October 31, 2020 were approximately 49.0 million, including approximately 0.4 million and 2.3 million shares issued in September and October, respectively, as a result of conversions of approximately $8.1 million principal amount of our convertible debt.

Conference Call and Webcast Details

Xeris Pharmaceuticals will host a conference call and webcast today, Monday, November 9, 2020 at 8:30 a.m. Eastern Time. To register for this conference call, please use this link
http://www.directeventreg.com/registration/event/5476709. After registering, a confirmation email will be sent, including dial-in details and a unique code for entry. To register for the webcast, visit Xeris’ website at www.xerispharma.com. The Company recommends registering at minimum ten minutes prior to the start of the call. Following the conference call, a replay will be available at (800) 585-8367 or (416) 621-4642 Conference ID: 5476709.

About Xeris Pharmaceuticals, Inc.

Xeris (Nasdaq: XERS) is a specialty pharmaceutical company delivering innovative solutions to simplify the experience of administering important therapies that people rely on every day around the world.

With novel technology platforms that enable ready-to-use, room-temperature stable formulations of injectable and infusible therapies, the company is advancing a portfolio of solutions in various therapeutic categories, including its first commercial product, Gvoke®. Its proprietary XeriSol™ and XeriJect™ formulation technologies have the potential to offer distinct advantages over conventional product formulations, including eliminating reconstitution and refrigeration, enabling long-term, room-temperature stability, significantly reducing injection volume, and eliminating the requirement for intravenous (IV) infusion. With Xeris’ technologies, new product formulations are designed to be easier to use by patients, caregivers, and health practitioners and help reduce costs for payers and the healthcare system.

Xeris is headquartered in Chicago, IL. For more information, visit www.xerispharma.com, or follow us on Twitter, LinkedIn or Instagram.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Xeris Pharmaceuticals, Inc., including statements regarding the market and therapeutic potential of its product candidates, expectations regarding clinical data or results from planned clinical trials, the timing or likelihood of regulatory approval and commercialization of its product candidates, the timing or likelihood of expansion into additional markets, the timing or likelihood of identifying a potential development and commercialization partnership, the potential utility of its formulation platforms and other statements containing the words "will," "would," "continue," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, without limitation, the impact of COVID-19 on its business operations, its reliance on third-party suppliers for Gvoke®, the regulatory approval of its product candidates, its ability to market and sell its products, if approved, and other factors discussed in the "Risk Factors" section of the most recently filed Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, as well as discussions of potential risks, uncertainties, and other important factors in Xeris’ subsequent filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Xeris expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company intends to use the investor relations portion of its website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD.

Xeris Investor Contact

Allison Wey
Senior Vice President, Investor Relations and Corporate Communications
awey@xerispharma.com
312-736-1237

XERIS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Net sales	$9,404	$—	$13,066	$—
Grant and other income	44	313	197	858
Cost of goods sold	2,832	—	5,921	—
Gross profit	6,616	313	7,342	858
Operating expenses:
Research and development	3,876	15,518	15,811	48,018
Selling, general and administrative	16,484	14,877	55,734	42,419
Total operating expenses	20,360	30,395	71,545	90,437
Loss from operations	(13,744)	(30,082)	(64,203)	(89,579)
Other income (expense):
Interest and other income	232	657	943	2,173
Interest expense	(2,328)	(3,507)	(6,069)	(5,632)
Change in fair value of warrants	(160)	96	(64)	540
Total other income (expense)	(2,256)	(2,754)	(5,190)	(2,919)
Net loss before benefit from income taxes	(16,000)	(32,836)	(69,393)	(92,498)
Benefit from income taxes	—	—	110	—
Net loss	$(16,000)	$(32,836)	$(69,283)	$(92,498)

Net loss per common share - basic and diluted	$(0.35)	$(1.22)	$(1.78)	$(3.58)

Weighted average common shares outstanding, basic and diluted	46,145,116	26,942,591	38,995,707	25,810,113

XERIS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2020	December 31, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$37,886	$19,519
Short-term investments	103,857	56,030
Trade accounts receivable, net	11,928	4,693
Other accounts receivable, net	262	946
Inventory	5,633	2,176
Prepaid expenses and other current assets	3,660	4,119
Total current assets	163,226	87,483
Investments	—	13,231
Property and equipment, net	6,928	7,853
Other assets	305	420
Total assets	$170,459	$108,987

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,694	$5,603
Other accrued liabilities	11,967	18,119
Accrued trade discounts and rebates	5,761	1,375
Accrued returns reserve	3,171	1,957
Other current liabilities	1,582	284
Total current liabilities	27,175	27,338
Long-term debt, net of unamortized debt issuance costs	119,391	58,305
Other liabilities	9,632	8,908
Total liabilities	156,198	94,551
Total stockholders' equity	14,261	14,436
Total liabilities and stockholders' equity	$170,459	$108,987